Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-effective Amendment No. 2 to the Registration Statement on Form S-11 of CNL Healthcare Properties II, Inc. of our report dated January 15, 2016, except with respect to our opinion on the consolidated balance sheet insofar as it relates to the subsequent event described in Note 5 as to which the date is February 8, 2016 relating to the consolidated balance sheet of CNL Healthcare Properties II, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

October 6, 2016